The accompanying consolidated financial statements of CFM Corporation have been prepared by management in accordance with generally accepted accounting principles consistently applied. The significant accounting policies, which management believes are appropriate for the Company, are described in note 2 to the consolidated financial statements. The financial information contained elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

Management is responsible for the integrity and objectivity of the consolidated financial statements. Estimates are necessary in the preparation of these statements and, based on careful judgements, have been properly reflected. The Company’s accounting procedures and related systems of internal control are designed to provide reasonable assurance that its assets are safeguarded and its financial records are reliable.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Audit Committee of the Board is responsible for reviewing the annual consolidated financial statements and reporting to the Board, making recommendations with respect to the appointment and remuneration of the Company’s Auditors and reviewing the scope of the audit. Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards and applicable laws and maintaining proper standards of conduct for its activities.

COLIN ADAMSON	JIM LUTES
Colin Adamson	Jim Lutes
CHAIRMAN AND CEO	PRESIDENT AND COO

To the Shareholders of

CFM Corporation (formerly CFM Majestic Inc.)

We have audited the consolidated statements of financial position of CFM Corporation (formerly CFM Majestic Inc.) as at September 28, 2002 and September 29, 2001 and the consolidated statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at September 28, 2002 and September 29, 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Toronto, Canada	ERNST & YOUNG LLP
November 8, 2002	CHARTERED ACCOUNTANTS

FOR THE YEAR ENDED	September 28	September 29
	2002	2001
	$	$
SALES	576,232	416,332
Cost of sales	402,534	278,892
Gross profit	173,698	137,440

EXPENSES
Selling and administrative, research and development (note 6)	91,734	68,096
Amortization	13,319	10,382
Interest income	(282)	(539)
Interest expense	7,127	8,363
	111,898	86,302
Income before income taxes and amortization of goodwill	61,800	51,138
Income taxes (note 11)	19,719	14,757
Income before amortization of goodwill	42,081	36,381
Amortization of goodwill (2001 – net of taxes of $2,529) (note 7)	—	4,983
Net income for the year	42,081	31,398

Retained earnings, beginning of year	119,942	94,465
Options repurchased (net of taxes of $1,584; 2001 – $331) (note 10)	(2,598)	(539)
Premium on repurchased common shares (note 10)	(1,076)	(5,382)
Goodwill impairment on transition (net of taxes of $166) (note 7)	(1,848)	—
Retained earnings, end of year	156,501	119,942

Earnings per share (note 13)	$1.06	$0.82
Earnings per share before goodwill amortization (note 7)	$1.06	$0.95
Diluted earnings per share (note 13)	$1.03	$0.81

See accompanying notes

AS AT SEPTEMBER 28, 2002 AND AT SEPTEMBER 29, 2001	2002	2001
	$	$
A S S E T S
Current
Cash and cash equivalents	11,720	4,266
Accounts receivable (note 3)	156,064	122,592
Inventory (note 4)	118,232	79,693
Prepaid and other expenses	4,123	1,985
Income taxes recoverable	—	8,421
Future income taxes (note 11)	9,588	6,447
Total current assets	299,727	223,404
Capital assets, net (note 5)	116,376	94,124
Other assets (note 6)	6,780	5,501
Goodwill (note 7)	232,716	172,051
Intangible assets (note 7)	8,298	6,319
Future income taxes (note 11)	888	630
	664,785	502,029
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Bank indebtedness (note 9)	19,279	10,976
Accounts payable and accrued liabilities	79,152	49,900
Current portion of long-term debt (note 9)	16,338	16,009
Current portion of note payable (note 8b)	14,722	—
Income taxes payable	1,370	—
Future income taxes (note 11)	205	231
Total current liabilities	131,066	77,116
Long-term debt (note 9)	157,695	128,513
Note payable (note 8b)	4,978	—
Future income taxes (note 11)	27,662	18,644
Total liabilities	321,401	224,273
Minority interest	8	144
Contingencies and commitments (note 12)

SHAREHOLDERS’ EQUITY
Share capital (note 10)	161,498	128,545
Retained earnings	156,501	119,942
Cumulative translation adjustment (note 14)	25,377	29,125
Total shareholders’ equity	343,376	277,612
	664,785	502,029

See accompanying notes

On behalf of the Board:

WILLIAM S. CULLENS	CARLO DE PELLEGRIN
Director	Director

FOR THE YEAR ENDED	September 28	September 29
	2002	2001
	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the year	42,081	31,398
Add (deduct) items not involving cash
Amortization	13,319	17,894
Future income taxes	6,432	6,015
Non-cash interest on Keanall note payable (note 8b)	357	—
Loss/(gain) on disposal of capital assets	144	(175)
Minority interest	(11)	(93)
	62,322	55,039
Changes in non-cash working capital (note 15)	(12,646)	(20,646)
Cash flows provided by operating activities	49,676	34,393

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired (note 8)	(29,421)	(23,363)
Purchase of capital assets	(20,854)	(16,525)
Development costs	(79)	(1,459)
Proceeds on disposal of capital assets	64	328
Cash flows used in investing activities	(50,290)	(41,019)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of non-revolving term facilities	(11,280)	(15,074)
Revolving term facility, net	31,645	17,747
Bank indebtedness	3,445	3,574
Repayment of note payable (note 8b)	(10,000)	—
Repurchase of common shares (note 10)	(1,705)	(10,537)
Options repurchased (note 10)	(4,182)	(870)
Issuance of common shares (note 10)	114	151
Cash flows provided by (used in) financing activities	8,037	(5,009)
Effect of foreign currency translation on cash and cash equivalents	31	(572)
Net increase (decrease) in cash and cash equivalents during the year	7,454	(12,207)
Cash and cash equivalents, beginning of year	4,266	16,473
Cash and cash equivalents, end of year	11,720	4,266

Supplementary cash flow information
Cash taxes paid	1,068	11,552
Cash interest paid	6,424	7,582

See accompanying notes

SEPTEMBER 28, 2002

1. NATURE OF OPERATIONS

CFM Corporation (the “Company” formerly CFM Majestic Inc.) is amalgamated under the laws of the Province of Ontario. The Company is a leading vertically integrated manufacturer of hearth and home products in North America and the United Kingdom. The Company designs, develops, manufactures and distributes hearth and space heating products, barbeque and outdoor products. The Company maintains an ongoing program of research and development aimed at continually improving the quality, design, features and efficiency of its products. The Company began operating in 1987 in Mississauga, Ontario and now has five facilities in Mississauga, nine facilities in the United States and one in Stoke-on-Trent, England.

2. SIGNIFICANT ACCOUNTING POLICIES

The Company’s accounting policies are in accordance with Canadian generally accepted accounting principles.

Consolidation

These consolidated financial statements include the accounts of the Company, its subsidiaries from the dates of their acquisition and the proportionate share of the assets, liabilities and results of operations from its joint venture interest. All significant intercompany amounts and transactions have been eliminated upon consolidation.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates.

Translation of foreign currencies

The accounts of self-sustaining foreign operations are translated into Canadian dollars using the current rate method, under which all assets and liabilities are translated at the exchange rate prevailing at year end, and revenue and expenses at average rates of exchange during the year. Gains or losses on translation of these account balances are not included in the consolidated statements of operations and retained earnings but are deferred and shown as a separate item of shareholders’ equity. Gains or losses on foreign currency loans that are designated as hedges of a net investment in self-sustaining foreign operations are reported in the same manner as translation adjustments.

Foreign currency denominated monetary assets and liabilities of Canadian operations are translated at the exchange rate prevailing at year end, and revenue and expenses at average rates of exchange during the year. Exchange gains and losses arising on the translation of the accounts are included in income. Non-monetary assets, liabilities and depreciation and amortization are translated at historical rates of exchange. Long-term debt payable in foreign currency is translated at the exchange rate prevailing at the year end, with the resulting adjustment included as a separate item in shareholders’ equity if the related debt has been designated as a hedge against the net investment in foreign operations or amortized over the remaining term of the debt.

Cash and cash equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents. Cash equivalents are valued at cost which approximates market value.

Inventory

Inventory is carried at the lower of cost, as determined on a first-in, first-out basis, and market value. Market value is defined as net realizable value for finished goods and work-in-process, and replacement cost for raw materials.

Capital assets

Capital assets are recorded at cost less accumulated amortization. Amortization is provided on the original cost less estimated salvage value of buildings and equipment using the straight-line method based on estimated useful lives as follows:

Buildings	31 years
Leasehold improvements	over lease term
Machinery and equipment	4 to 20 years
Computer hardware and software	4 to 7 years
Automotive equipment	4 to 7 years
Office furniture and equipment	10 years

Amortization commences on capital assets under construction once the construction has been completed.

Other assets

Deferred charges are carried at cost less accumulated amortization.

Research and development costs: Research and development costs are expensed as incurred unless the development costs meet the criteria for deferral. Deferred development costs are amortized over the estimated product life not longer than three years.

Deferred start-up costs: Costs incurred during the start-up period prior to commencement of commercial operations of new facilities or businesses are deferred. Amortization of these deferred costs commences when the pre-operating period ends. Amortization is provided on a straight-line basis over five years.

Deferred financing costs: Deferred financing costs are amortized on a straight-line basis over the remaining term of the corresponding debt.

Goodwill

Goodwill comprises the excess of cost over fair values of the underlying net assets acquired arising from business combinations accounted for using the purchase method. Beginning October 1, 2001, goodwill is not amortized but subject to an assessment of impairment by applying a fair value based test on an annual basis. Prior to October 1, 2001, goodwill was amortized over 25 years.

Intangible assets

Intangible assets with finite useful lives are amortized over their useful lives.

Income taxes

The Company uses the liability method of tax allocation for accounting for income taxes. Under the liability method of tax allocation, future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Revenue recognition

Revenue from sales of manufactured products, net of appropriate reserves for returns, is recognized either at the date of shipment or delivery, depending on the shipping terms. Commission revenue is earned when an exclusive manufacturer ships product directly to the customer.

Stock-based compensation plan

No compensation expense is recognized when stock options are issued to employees. Any consideration paid by employees exercising stock options to purchase common shares is charged to share capital. If stock options are repurchased from employees, the excess of the market value of the stock and the exercise price is charged to retained earnings. The Company will comply with the accounting and disclosure requirements under Section 3870 of the Canadian Institute of Chartered Accountants (“CICA”) Handbook commencing in the 2003 fiscal year.

Earnings per share

Basic earnings per share has been determined by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated in accordance with the treasury stock method and is based on the weighted average number of common shares and dilutive common share equivalents outstanding.

Fair value

The following methods and assumptions were used in estimating the fair values of financial instruments:

Current financial assets and liabilities: Terms are such that their carrying amounts approximate fair values.

Variable rate bank facilities: The carrying amounts of variable rate debt approximate fair value because the rates are reflective of the current market.

Committed long-term bank facilities and other long-term debt: Fair values are estimated using discounted cash flow analysis based on current incremental borrowing rates for similar borrowing arrangements.

Credit risk

The Company’s financial assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents consist of short-term investments, primarily overnight deposits, and are invested with recognized Canadian and U.S. banks.

Foreign currency risk

A significant portion of the Company’s operations relates to subsidiaries located in the United States that are considered self-sustaining.

The parent Company and subsidiaries located in Canada maintain their accounts in Canadian dollars. The foreign currency risk associated with the Company’s foreign currency denominated accounts receivable and payable balances as at September 28, 2002 is not material.

3. ACCOUNTS RECEIVABLE

The combined accounts receivable of three customers represent 52% of the total receivable outstanding at September 28, 2002 (one customer represented 17% of the total receivable outstanding at September 29, 2001).

For the year ended September 28, 2002, three customers (2001 – one customer) accounted for 38% (2001 – 10%) of annual sales.

4. INVENTORY

Inventory consists of the following:

	2002	2001
	$	$
Raw materials	36,140	23,055
Work-in-process	17,983	18,984
Finished goods	64,109	37,654
	118,232	79,693

5. CAPITAL ASSETS

Capital assets consist of the following:

		2002
	Cost	Accumulated	Net book
		amortization	value
	$	$	$
Land	6,987	—	6,987
Buildings	33,788	4,989	28,799
Leasehold improvements	10,356	1,258	9,098
Machinery and equipment	95,783	37,787	57,996
Computer hardware and software	13,719	8,046	5,673
Automotive equipment	1,008	709	299
Office furniture and equipment	7,393	2,322	5,071
Capital assets under construction	2,453	—	2,453
	171,487	55,111	116,376

		2001
	Cost	Accumulated	Net book
		amortization	value
	$	$	$
Land	4,080	—	4,080
Buildings	27,125	3,982	23,143
Leasehold improvements	8,239	837	7,402
Machinery and equipment	73,099	32,529	40,570
Computer hardware and software	10,106	5,997	4,109
Automotive equipment	1,047	658	389
Office furniture and equipment	5,486	1,859	3,627
Capital assets under construction	10,804	—	10,804
	139,986	45,862	94,124

6. OTHER ASSETS

Other assets consist of the following:

	2002	2001
	$	$
Deferred barbeque facility start-up costs	3,195	1,792
Deferred development costs	1,287	1,867
Deferred financing costs	1,442	1,499
Other	856	343
	6,780	5,501

Changes in the carrying amount of deferred barbeque facility start-up costs and deferred development costs for the year ended September 28, 2002 were:

	Deferred	Deferred
	barbeque facility	development
	start-up costs	costs
	$	$
Balance as at September 29, 2001	1,792	1,867
Additions during the year	2,027	79
Amortization for 2002	(624)	(659)
Balance as at September 28, 2002	3,195	1,287

Research and development expenses for the year ended September 28, 2002 are $6,976 (2001 – $4,292).

Amortization of deferred development costs in the year are $659 (2001 – $102). Additions to deferred development costs in the year are $79 (2001 – $1,459).

7. GOODWILL AND INTANGIBLE ASSETS

In 2001, the CICA issued accounting recommendations for Business Combinations, Goodwill and Other Intangible Assets. Under the new rules, goodwill and intangible assets with an indefinite useful life arising from business combinations accounted for using the purchase method are no longer amortized but subject to an assessment of impairment by applying a fair value based test on an annual basis. Intangible assets with finite useful lives will continue to be amortized over their useful lives. The Company has adopted the new recommendations for fiscal year 2002.

Goodwill

During the year, the Company completed its transitional fair value impairment test of goodwill. Using a multiple of historical earnings valuation technique, it was determined that the carrying value of goodwill for the Company’s United Kingdom subsidiary exceeded the fair value. This caused the Company to write down the value for goodwill associated with its United Kingdom operations to zero. This resulted in a write-down of goodwill in the amount of $2,014 and related deferred tax liabilities of $166. In accordance with the transitional rules of implementing this new standard, write-down has been charged to opening retained earnings in the net amount of $1,848.

In implementing the recommendations of the CICA with respect to accounting for business combinations, goodwill and intangibles, future tax liabilities of $2,752, recorded at the time of a prior year acquisition, were reclassified against goodwill.

Changes in the carrying amount of goodwill are as follows:
$
Balance as at September 30, 2000	149,166
Goodwill acquired on the purchase of RMC (note 8d)	23,363
Goodwill amortization	(7,512)
Adjustment for tax liabilities	858
Foreign currency translation	6,176
Balance as at September 29, 2001	172,051
Goodwill acquired on the purchase of The Great Outdoors (note 8a)	12,859
Goodwill acquired on the purchase of Keanall (note 8b)	51,508
Transitional impairment loss	(2,014)
Adjustment of future tax liabilities	(2,752)
Foreign currency translation	336
Other	728
Balance as at September 28, 2002	232,716

The change in policy with respect to the amortization of goodwill has been applied prospectively. The consolidated financial statements for the year ended September 28, 2002 have been prepared in accordance with the new policy. The consolidated financial statements for the year ended September 29, 2001 have not been adjusted. The pro forma impact on the prior period is as follows:

FOR THE YEAR ENDED	September 28	September 29
	2002	2001
	$	$
Reported net income	42,081	31,398
Add back: goodwill amortization (net of income taxes)	—	4,983
Adjusted net income	42,081	36,381

Basic earnings per share	$1.06	$0.82
Goodwill amortization	$—	$0.13
Adjusted earnings per share	$1.06	$0.95

Diluted earnings per share	$1.03	$0.81
Goodwill amortization	$—	$0.13
Adjusted diluted earnings per share	$1.03	$0.94

Intangible assets

As part of the asset purchase of Harris Systems Inc. on November 1, 1997, the Company purchased a long-term facility operating lease. The market value of the lease exceeded the present value of the future lease commitments. This leasehold right was recognized as an asset at the time of the acquisition and has been amortized over the 22-year lease term.

Trademarks include the British hearth trademarks acquired on April 9, 2002 (note 8c).

	September 28	September 29
	2002	2001
	$	$
Leasehold right
Cost	7,681	7,687
Accumulated amortization	1,717	1,368
Net book value	5,964	6,319
Trademarks, net	1,655	—
Other, net	679	—
	8,298	6,319

Amortization expense of intangible assets for the year was $349 (2001 – $340).

8. ACQUISITIONS

a) The Great Outdoors Grill Company

Effective May 30, 2002, the Company acquired all the issued and outstanding shares of The Great Outdoors Grill Company (“TGO”) of Joplin, Missouri. TGO is a North American manufacturer and distributor of quality cast aluminum barbeques. The Company satisfied the purchase price by a cash payment, including acquisition costs, of $15,423 and the issuance of 195,366 common shares of the Company valued at $3,102. The fair value of the Company’s shares was $15.88 representing the average market price on the announcement date. Additional contingent consideration not to exceed US$12,300 in the form of a non-interest-bearing promissory note will be paid if TGO achieves an earnings target for the 2003 fiscal year. The promissory note will be payable in equal installments over a two-year period commencing on January 2, 2004.

The results of the operations of TGO from the date of acquisition are included in the Company’s consolidated statement of operations for the year ended September 28, 2002. The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their fair values.

The following is a summary of the assets purchased:

$
Current assets acquired	17,092
Long-term assets acquired	2,837
Current liabilities assumed	(14,263)
Goodwill	12,859
18,525

Consideration:
$
Cash, including acquisition costs	15,423
Share capital issued	3,102
18,525

It is estimated that goodwill of $10,285 is tax deductible.

b) Keanall Holdings Limited

Effective January 2, 2002, the Company acquired all the issued and outstanding shares of Keanall Holdings Limited ("Keanall") of Mississauga, Ontario. Keanall is a leading manufacturer and distributor of quality after-market gas grill products to many of North America’s largest retailers that serve the recreational and home improvement market. Under the terms of the transaction, the Company satisfied the purchase price with a combination of a cash payment, including acquisition costs, of $11,206, the issuance of a $30,000 face value non-interest-bearing note repayable monthly over 24 months with a fair value of $29,343, and a further $30,366, paid by the issuance of 2,526,314 common shares of the Company. The fair value of the Company’s common shares was $12.02 representing the average market price on the announcement date.

The results of the operations of Keanall from the date of acquisition are included in the Company’s consolidated statement of operations for the year ended September 28, 2002. The acquisition was accounted for using the purchase method with the purchase price allocated to net identifiable assets at their fair values.

The following is a summary of the assets purchased:

$
Current assets acquired	24,169
Long-term assets acquired	12,224
Intangible assets acquired	212
Current liabilities assumed	(17,198)
Goodwill	51,508
70,915

Consideration:
$
Cash, including acquisition costs	11,206
Unsecured note payable	29,343
Share capital issued	30,366
70,915

It is estimated that goodwill of $15,000 is tax deductible.

c) Other

Effective April 9, 2002, the Company acquired substantially all of the net assets of a British hearth fireplace business for cash consideration, including acquisition costs of $2,718.

The results of operations from the date of acquisition are included in the Company’s consolidated statement of operations for the year ended September 28, 2002. The acquisition was accounted for using the purchase method with the purchase price allocated to the net identifiable assets at their fair value.

The following is a summary of the assets purchased:

$
Current assets acquired	685
Long-term assets acquired	114
Intangible assets	1,563
Liabilities assumed	(68)
Goodwill	424
2,718

d) RMC International Ltd.

Effective July 1, 1999, the Company acquired substantially all of the net assets of RMC International Ltd. (“RMC”) for cash consideration of $37,643 and 564,528 common shares of the Company valued at $7,480. Additional cash consideration of $23,363 (US$15,000) was paid on April 1, 2001 as RMC achieved an earnings target for the calendar year 2000. The additional consideration of $23,363 was added to goodwill in fiscal 2001.

9. BANK INDEBTEDNESS AND LONG-TERM DEBT

Long-term debt consists of the following:

	2002	2001
	$	$
Non-revolving term credit facility currently advanced at fixed rates not exceeding
90 days (2001 – 180 days) with a weighted average rate of 4.47% (2001 – 4.95%)
repayable over quarterly installments beginning September 28, 2002 to be fully paid by July 26, 2005. The Company may borrow up to $55,000 (2001 – $66,250).
Included in this amount was U.S. dollar debt of US$4,035 (2001 – US$5,044)
and U.K. pound sterling debt of £3,400 (2001 – £2,050).	53,703	61,469
Revolving operating loans currently advanced at fixed rates not exceeding 90 days
(2001 – 180 days) with a weighted average rate of 4.50% (2001 – 5.21%)
under which the Company may borrow up to $130,000 (2001 – $100,000).
Letters of credit totalling $8,549 (2001 – $2,582) have been issued against this facility.
The credit facility expires on July 26, 2005.	54,000	35,500
Revolving term credit facility of up to $80,000 (2001 – $50,000) advanced at fixed rates and/or floating rates not exceeding 90 days (2001 – 180 days) with a weighted average rate of 4.31% (2001 – 5.25%). Included in this amount was
U.S. dollar debt of $8,000 (2001– nil). The credit facility expires on July 26, 2005.	60,468	42,100
Other long-term debt bearing interest at 4.94% (2001 – 7.30%).	5,862	5,453
	174,033	144,522
Less current portion	16,338	16,009
	157,695	128,513

The Company’s syndicated credit agreement expires on July 26, 2005 with the revolving facilities extended annually for an additional 364-day period. As at September 28, 2002, the Company’s total available line of credit was $265,000 (2001 – $216,250).

In accordance with the credit agreement, the Company may borrow in Canadian dollars, U.S. dollars and U.K. pounds sterling by way of prime rate based loans, Bankers’ Acceptances, LIBOR loans or any combination thereof. Fair values of the committed long-term facilities and other long-term debt are not materially different from the carrying values.

The credit agreement includes certain restrictive covenants and undertakings. The Company is in compliance with all financial covenants.

The future minimum annual principal repayments of long-term debt over the next five years and thereafter are as follows:

$
2003	16,338
2004	15,654
2005	138,195
2006	120
2007	120
Thereafter	3,606
174,033

Interest on long-term debt amounted to $6,845 for the year ended September 28, 2002 (2001 – $7,824).

Bank Indebtedness

As part of the total available credit facility of $265,000, the Company has available operating lines totalling $210,000, which includes bank overdraft facilities in Canada and the U.S.

10. SHARE CAPITAL

The Company’s authorized share capital consists of an unlimited number of common shares without nominal or par value.

a) Issued and outstanding

	Number of
	shares	Amount
	#	$
	(in thousands)
Balance October 2, 2000	39,532	133,549
Options exercised	14	56
Employee share purchase plan (i)	15	95
Shares repurchased and cancelled under Issuer Bid (ii)	(1,525)	(5,155)
Balance September 29, 2001	38,036	128,545

Shares cancelled (iii)	(6,000)	(23,870)
Shares issued (iii)	6,000	23,870
Share consideration for Keanall acquisition	2,526	30,366
Share consideration for The Great Outdoors acquisition	195	3,102
Options exercised	—	3
Employee share purchase plan (i)	10	111
Shares repurchased and cancelled under Issuer Bid (ii)	(179)	(629)
Balance September 28, 2002	40,588	161,498

(i) The Company has established an Employee Share Purchase Plan (“ESPP”) in order to encourage employees to participate in the growth and development of the Company. Annually, all eligible employees may contribute to the ESPP an amount up to 20% of their aggregate base cash compensation received in the previous year. Throughout the year, the administrator, on behalf of each participating employee, purchases shares from the Company at market price less a 15% discount. Employees can sell 85% of these share accounts at any time. The remaining 15% of the employee’s share account vests equally over four quarters after the quarter in which shares were purchased. During fiscal 2002, 9,520 (2001 –15,202) shares were issued under the ESPP for $111 (2001 – $95).

(ii) The Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,800,000 of its common shares commencing October 9, 2001 during the next twelve-month period. As at October 8, 2002, the expiry date of the Normal Course Issuer Bid, a total of 179,500 shares had been repurchased and cancelled at an average price of $9.48.

Details of fiscal 2002 repurchases are as follows:

	Number of
	shares	Price paid
Month of purchase	purchased	per share
	#	$
October 2001	95,000	8.0000
November 2001	44,400	8.0000
July 2002	40,100	14.5145
	179,500

On September 27, 2000, the Company filed a Normal Course Issuer Bid enabling it to make market purchases of up to 2,987,000 of its common shares during the next twelve-month period. As at September 26, 2001, the expiry date of the Normal Course Issuer Bid, a total of 1,525,200  shares had been repurchased and cancelled at an average price of $6.92.

Details of fiscal 2001 repurchases are as follows:

	Number of
	shares	Price paid
Month of purchase	purchased	per share
	#	$
October 2000	211,100	6.8976
November 2000	693,300	6.5870
December 2000	359,300	6.4491
January 2001	100,800	7.2812
February 2001	10,300	8.1403
March 2001	18,200	8.7280
April 2001	2,100	9.0952
July 2001	30,100	8.6997
September 2001	100,000	9.0000
	1,525,200

On October 3, 2002, the Company filed a new Normal Course Issuer Bid enabling it to make market purchases of up to 2,800,000 of its common shares commencing October 9, 2002 during the next twelve-month period.

(iii) During the year, the Company purchased from and issued to an Officer and shareholder of the Company an equivalent number of common shares. This transaction, which was subject to regulatory approval, was reviewed and approved by the Board.

b) Stock options

Under the terms of the Stock Option Plan, all options are granted for a term of seven years commencing on the date of grant. All options granted prior to January 10, 2000 are exercisable six years and three hundred and sixty days from the date upon which such options were granted. For all options granted after January 10, 2000 and before July 24, 2002, one-third of such options will become exercisable as of each of the first, second and third anniversaries, respectively, of the date such options are granted. For all options granted after July 24, 2002, one-fourth of such options will become exercisable as of each of the first, second, third and fourth anniversaries, respectively, of the date such options are granted.

Options granted prior to September 15, 1999, may vest early if certain stock price performance criteria are met, being, one-third of the options granted in each fiscal year will become exercisable as of the first day of each of the three immediately following fiscal years, provided that the cumulative percentage increase in the market value of the common shares of the Company since the first day of the fiscal year in which the options were granted has been at least equal to 110% of the cumulative increase of the Toronto Stock Exchange 300 Index during the same period.

Options granted after September 15, 1999 but prior to January 10, 2000 may vest early if certain stock price performance criteria are met, being, one-third of the options granted in each fiscal year will become exercisable as of the first day of each of the three immediately following fiscal years, provided that the cumulative percentage increase in the market value of the common shares of the Company since the first day of the fiscal year in which the options were granted has been at least equal to the cumulative percentage increase of the Toronto Stock Exchange Industrial Products Index during the same period.

Under the Stock Option Plan, the Company is authorized to issue a maximum of 5,624,500 common shares. As at September 28, 2002, a total of 1,096,130 common shares are available for future grants and options.

A summary of the Stock Option Plan as of September 28, 2002 and September 29, 2001 and changes during the years ended on these dates is presented below:

	Options	Weighted	Number of
	outstanding	average price	vested options
	#	$	#
Outstanding at September 30, 2000	2,702,610	8.20	339,949
Granted	1,162,000	9.62
Exercised	(14,000)	4.00
Repurchased	(306,471)	7.12
Forfeited	(215,468)	9.11
Outstanding at September 29, 2001	3,328,671	8.75	379,700

Granted	1,049,000	13.99
Exercised	(333)	9.50
Repurchased	(625,470)	8.33
Forfeited	(189,832)	9.20
Outstanding at September 28, 2002	3,562,036	10.37	297,582

The following table outlines stock options outstanding at September 28, 2002:

	Exercise	Options
Options outstanding	price	exercisable	Expiry date
#	$	#
12,000	8.375	12,000	November 27, 2003
168,009	12.625	—	October 1, 2004
169,658	7.800	7,673	October 1, 2005
398,323	11.250	13,006	October 4, 2006
727,478	6.250	264,903	July 26, 2007
66,666	6.700	—	November 21, 2007
945,902	9.500	—	July 25, 2008
10,000	9.750	—	September 10, 2008
15,000	9.510	—	September 12, 2008
1,042,500	14.000	—	July 24, 2009
6,500	12.500	—	September 25, 2009

Under the terms of the Stock Option Plan, 625,470 options (2001 – 306,471) were repurchased during fiscal 2002 for $4,182 (2001 –  for $870) and 333 options (2001 – 14,000) were exercised for common shares.

11. INCOME TAXES

a) Rate reconciliation

The Company’s effective income tax rates for the years ended September 28, 2002 and September 29, 2001 are derived as follows:

	2002	2001
	%	%
Combined Canadian federal and provincial tax rate	38.62	43.31
Manufacturing and processing profits deduction	(.16)	(.80)
Income taxes at different rates in foreign jurisdictions	(7.46)	(15.04)
Other	.91	.56
	31.91	28.03

b) Provision for (recovery of) income taxes
The components of income before income taxes by jurisdiction are as follows:
	2002	2001
	$	$
Income before income taxes and amortization of goodwill	61,800	51,138
Amortization of goodwill, net of tax	—	(4,983)
Income tax on amortization of goodwill	—	(2,529)
Income before income taxes	61,800	43,626
Domestic	2,224	3,111
Foreign	59,576	40,515
	61,800	43,626

The provision for (recovery of) income taxes consists of the following:
	2002	2001
	$	$
Income taxes before the undernoted	19,719	14,757
Income taxes on amortization of goodwill	—	(2,529)
Income taxes	19,719	12,228
Current	13,287	2,728
Future	6,432	9,500
	19,719	12,228

The details of the provision for (recovery of) current income taxes are as follows:
	2002	2001
	$	$
Canadian federal taxes	(444)	(117)
Provincial taxes	(437)	(63)
Foreign taxes	14,168	2,908
	13,287	2,728

The details of the provision for future income taxes are as follows:
	2002	2001
	$	$
Canadian federal taxes	1,028	488
Provincial taxes	463	251
Foreign taxes	4,941	8,761
	6,432	9,500

c) Provision for future income taxes
Future income taxes have been provided on temporary differences consisting of the following:
	2002	2001
	$	$
Reserves and allowances	1,100	813
Inventory	(835)	1,368
Capital assets	2,085	1,673
Goodwill	4,137	634
Financing	13	14
Compensation	44	25
Net operating losses	(326)	4,660
Other	214	313
	6,432	9,500

d) Future income tax assets and liabilities
Future income taxes have been provided on temporary differences consisting of the following:
	2002	2001
	$	$
Current future income tax assets
Reserves and allowances	6,115	3,531
Net operating losses	632	1,717
Inventory	2,041	843
Compensation	618	556
Stock options	404	—
Other	(222)	(200)
Total current future income tax assets	9,588	6,447
Current future income tax liabilities	(205)	(231)
Net current future income tax assets	9,383	6,216

Long-term future income tax assets
Net operating losses	595	467
Other	293	163
Total long-term future income tax assets	888	630

Long-term future income tax liabilities
Goodwill	11,099	7,578
Capital assets	10,407	7,584
Financing	4,117	78
Reserves and allowances	1,238	2,674
Other	801	730
Total long-term future income tax liabilities	27,662	18,644
Net long-term future income tax liabilities	26,774	18,014

The Company has recognized the full amount of its future income tax assets with no valuation allowance for each of the years presented.

As at September 28, 2002, one of the Company’s foreign subsidiaries has income tax losses of approximately $3,485 (2001 – $2,989) which can be applied against future years’ taxable income, the benefit of which has been recorded in the consolidated financial statements. These income tax losses do not expire.

12. CONTINGENCIES AND COMMITMENTS

a) Lease commitments

The Company is committed to premises and equipment leases with terms expiring at various dates during the next five years and thereafter. Future minimum annual payments under non-cancelable operating leases consist of the following at September 28, 2002:

$
2003	3,340
2004	3,093
2005	2,906
2006	2,813
2007	2,739
Thereafter	6,627
21,518

b) Legal

During the normal course of business, there are various claims and proceedings that have been or may be instituted against the Company. There are claims that are at the early stages of legal proceedings and thus the outcomes of these matters are not determinable. These claims could have a material adverse effect on the consolidated financial position of the Company or its results of operations.

c) Other

Pursuant to certain acquisitions, including a joint venture investment, the minority shareholders and joint venture partner have the option to cause the Company to purchase their interests. The Company has similar options to require the minority shareholders to sell their shares. The purchase price in both cases would be based upon a prescribed valuation formula.

13. EARNINGS PER SHARE

Basic earnings per share has been determined by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed in accordance with the treasury stock method and is based on the weighted average number of common shares and dilutive common share equivalents outstanding.

FOR THE YEAR ENDED	September 28	September 29
(in thousands except for per share amounts)	2002	2001
Earnings for year	$42,081	$31,398
Weighted average number of shares outstanding	39,836	38,346
Basic earnings per share	$1.06	$0.82
Diluted earnings per share
Weighted average number of shares outstanding	39,836	38,346
Add: Dilutive effect of stock options	1,048	386
Adjusted weighted average number of shares outstanding	40,884	38,732
Diluted earnings per share	$1.03	$0.81

In 2002, there are 756,099 stock options (2001 – 188,666) that were anti-dilutive and not included in the diluted earnings per share calculation.

14. CUMULATIVE TRANSLATION ADJUSTMENT

During the year ended September 28, 2002, the cumulative translation adjustment account was reduced by $4,035 to reflect the future tax liability on an unrealized foreign exchange gain resulting from the Canadian dollar investment in a U.S. subsidiary.

15. CONSOLIDATED STATEMENTS OF CASH FLOWS

The net change in non-cash working capital balances consists of the following:

FOR THE YEAR ENDED	September 28	September 29
	2002	2001
	$	$
Accounts receivable	(16,238)	(14,535)
Inventory	(16,929)	(2,769)
Prepaid and other expenses	(2,062)	(1,094)
Other assets	(3,598)	(368)
Accounts payable and accrued liabilities	14,428	3,695
Income taxes recoverable	11,753	(5,575)
	(12,646)	(20,646)

16. EMPLOYEE BENEFIT PLANS

The Company maintains various employee benefit plans which include a defined contribution plan and a multi-employer defined benefit plan. During the year, the Company’s benefit plan expenditures were approximately $1,750 (2001 – $1,457).

17. SEGMENTED INFORMATION

The Company operates in one business segment, home products, which includes the development, manufacture, and sale of hearth and heating products, barbeque and outdoor products. In light of the growth and significance of barbeque and outdoor products to the overall revenue of the Company, the Company’s revenue has been disclosed by product category.

The Chief Executive and Operating Officers of the Company review consolidated operating results to assess the performance of the business. The Company’s business organization structure and performance measurement systems are not based on product categories.

FOR THE YEAR ENDED	September 28	September 29
	2002	2001
	$	$
Net external sales:
Hearth and heating products	443,250	397,586
Barbeque and outdoor products	132,982	18,746
	576,232	416,332

Geographic information:

The Company conducts substantially all of its business activities in North America. External sales are allocated on the basis of sales to external customers.

External sales:

	U.S.	Canada	Other	Total
	$	$	$	$
Year ended September 28, 2002	472,824	81,614	21,794	576,232
Year ended September 29, 2001	345,904	51,552	18,876	416,332

Capital assets, goodwill and intangibles:
	U.S.	Canada	Other	Total
	$	$	$	$
Year ended September 28, 2002	277,841	68,510	11,039	357,390
Year ended September 29, 2001	229,770	32,287	10,437	272,494

18. RELATED PARTY TRANSACTION

During 2001, the Company purchased for $307 an exclusive perpetual licence to manufacture, market and sell products. The licence was purchased from an entity in which officers of the Company had a non-controlling interest.

19. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2002 consolidated financial statements.

20. SUBSEQUENT EVENT

On October 3, 2002, the Company acquired all the issued and outstanding shares of Greenway Home Products Inc. (“Greenway”) of Guelph, Ontario for a cash payment of $1,000. Greenway is a participant in the residential water dispensing, purification and air movement products market, offering a line of innovative water dispensing, water purification and air appliances. The total purchase price consists of the $1,000 cash payment at closing and substantial future payments contingent on Greenway achieving future earnings targets.